Exhibit 99.1

      International Shipholding Corporation Reports Second Quarter Results


     NEW ORLEANS--(BUSINESS WIRE)--July 28, 2006--International Shipholding Corporation (NYSE: ISH) today reported results for the three month and six month periods ended June 30, 2006. Net loss from operations for the three months ended June 30, 2006 was $6.464 million, which included a non-cash charge of $8.866 million before taxes and $5.763 million after taxes associated with the impairment of our investment in the Rail/Ferry service's terminal in New Orleans. Net income for the three months ended June 30, 2005 was $3.973 million. For the first six months of 2006, net loss was $4.378 million as compared to net income of $8.066 million for the same period of 2005. The net loss to common stockholders for the second quarter was $7.064 million while for the six month period ended June 30, 2006, the net loss was $5.578 million after dividends on the Company's preferred stock issue.
     Operating results during the quarter were affected by our U.S. Flag Coal Carrier being out of service for 71 days in the quarter as a result of pre-planned repairs and special survey. This special survey will now permit the vessel to operate without interruption for five years barring unforeseen events. The vessel will operate the remainder of the year under her firm Time Charter agreement contributing to the already favorable results for the Time Charter segment the last two quarters of this fiscal year. The TransAtlantic LASH service was impacted by a drop in eastbound cargo volumes, some of which can be attributable to Hurricane Katrina. U.S. Gulf petcoke production was seriously damaged resulting in lack of shipments which make up cargo volumes eastbound for this service. Eastbound cargo volumes for the second half of the year are expected to improve. The U.S. Flag LASH vessel was temporarily laid up for 30 days in the quarter while awaiting cargoes.
     Hurricane Katrina severely impacted our subsidiary CG Railway's operations. When we moved that service from Mobile in early June 2005 to the New Orleans terminal, which was partially completed, we had a commitment from the State of Louisiana to contribute to the construction of a double ramp rail terminal located on the Mississippi River Gulf Outlet (MR-GO). The terminal costs were estimated at $27 million with $15 million contributed by the State, $2 million by the City of New Orleans, and $10 million by CG Railway. The double ramp terminal was scheduled for completion in October 2005. CG Railway simultaneously contracted with a Louisiana shipyard to construct and install second decks on each of the two ferry vessels used in the service. This construction was also expected to be completed in October 2005, at which time CG Railway's capacity was scheduled to double. CG Railway's trade support then and now warranted the program expansion.
     Hurricane Katrina struck the Gulf Coast at the end of August of 2005, and many claimed that the MR-GO contributed to the flooding of New Orleans. Dredging of the MR-GO was indefinitely suspended by the Corps of Engineers. Subsequently, Congress has passed legislation instructing the Corps to formulate a plan for the closure of the MR-GO. Throughout these maneuvers, CG Railway continues to operate using the MR-GO with single deck capacity on its two vessels. Even though we currently use the MR-GO, all construction is terminated and CG Railway has agreed with the State of Louisiana to terminate all agreements due to force majeure. Early on the Company commenced negotiations with the State of Alabama and Mobile State Docks, and in June 2006, CG Railway reached agreement with Alabama for the construction of a double level ramped terminal similar to the original design contemplated for New Orleans. The Mobile terminal will be ready end 2006 or early 2007, at which time CG Railway will relocate to Mobile. The second decks will also be installed by that time, and the Rail/Ferry service will operate with double its current capacity. Included in the Alabama agreement is the provision for the State of Alabama to grant $10 million toward the construction of this new terminal. As a result, this arrangement with Alabama effectively maintains the project budget as originally projected. CG Railway has a lease with the Port of New Orleans on the New Orleans terminal. CG Railway is negotiating to amend this lease so that it can effectively use the New Orleans terminal and take advantage of its leasehold improvements. In this connection we are actively pursuing a number of alternatives:

     1. Negotiating with the Port of New Orleans to amend the lease terms to allow other commercial uses of the facility.
     2. Having discussions with third parties who may have interest in utilizing the facility.
     3. Closely following and urging Congress to pass pending legislation that would call for the federal government to pay mitigating damages to parties that must relocate from the MR-GO to other locations in the Gulf Opportunity Zone.

     Despite these efforts, because of the uncertainty of the long-term use of the New Orleans facility, we believe it is appropriate to be conservative regarding the probability of achieving one of these alternatives, and have currently concluded that our net investment of $8.866 million in the New Orleans terminal has been fully impaired. Accordingly, an impairment loss of $8.866 million was recorded during the second quarter of 2006.
     Additionally, as announced in a press release last month, the Company will also relocate its corporate headquarters from New Orleans to Mobile and will receive assistance from the State of Alabama and the City and County of Mobile for that relocation.
     Excluding the U.S. Flag Coal Carrier, the Time Charter and Contract of Affreightment segments showed improvements over the 2005 comparable quarterly period.
     The Company's Mexican Rail/Ferry segment, excluding the aforementioned impairment loss on the MR-GO terminal, continued to show slight improvement resulting from increases in volume. The Company now expects to have the second deck capacity added to these vessels within the first quarter of 2007. Unfortunately, Hurricane Katrina effectively delayed this installation one year from our original plans.
     Depreciation expense was higher in the second quarter of 2006 resulting from capital improvements in the beginning of the year on one of our LASH vessels as well as both of the vessels used in our Rail/Ferry service. Also contributing was the added depreciation on the Company's newly acquired U.S. Flag Pure Car/Truck Carrier, which was placed in service during the fourth quarter of 2005.
     Interest expense in the quarter increased primarily as a result of the investment in the aforementioned U.S. Flag Pure Car/Truck Carrier and the financing cost of the Rail/Ferry service's New Orleans terminal. Administrative and general expenses continued to trend higher primarily due to higher fees for professional services.
     In addition to the aforementioned, the lower results for the comparable six month periods ended June 30, 2006 reflect gains in the 2005 results of $1.225 million and $540,000 from the sale of a vessel owned by one of our unconsolidated entities and the sale of some LASH barges, respectively.
     Our year to date income tax benefit reflects losses in our segments subject to the statutory rate, a tax liability on the shipping income from the Company's foreign subsidiaries offset by a valuation allowance, and the results of our international U.S. Flag operations taxed at the lower tonnage tax rate.
     Certain statements made in this release on our behalf that are not based on historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about future events and are therefore subject to risks and uncertainties. We caution readers that certain important factors have affected and may affect in the future our actual consolidated results of operations and may cause future results to differ materially from those expressed in or implied by any forward-looking statements made in this release on our behalf. A description of certain of these important factors is contained in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2005.
     The common stock of International Shipholding Corporation is traded on the New York Stock Exchange with the symbol ISH. The Company's preferred stock is traded on the NYSE with the symbol "ISH Pr".

     Unaudited results for the period indicated along with prior year results are (in thousands except share and per share data):

                         Three Months Ended       Six Months Ended
                        June 30,    June 30,    June 30,    June 30,
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
Revenues               $   70,080  $   67,731  $  138,410  $  136,554

Operating Expenses:
     Voyage Expenses       59,837      53,778     115,700     108,039
     Vessel and Barge
      Depreciation          6,088       5,422      11,817      10,845
     Impairment Loss        8,866           -       8,866           -
                       ----------- ----------- ----------- -----------

Gross Voyage (Loss)
 Profit                    (4,711)      8,531       2,027      17,670
                       ----------- ----------- ----------- -----------

Administrative and
 General Expenses           4,375       4,120       8,641       8,336
Gain on Sale of Other
 Assets                       (55)       (559)        (60)       (613)
                       ----------- ----------- ----------- -----------

     Operating (Loss)
      Income               (9,031)      4,970      (6,554)      9,947
                       ----------- ----------- ----------- -----------

Interest and Other:

     Interest Expense       2,809       2,270       5,677       4,813
     Gain on Sale of
      Investment             (167)          -        (468)          -
     Investment Income       (291)       (360)       (747)       (645)
     Loss (Gain) on
      Early
      Extinguishment
      of Debt                  89         (74)         89         (74)
                       ----------- ----------- ----------- -----------
                            2,440       1,836       4,551       4,094
                       ----------- ----------- ----------- -----------

(Loss) Income from
 Continuing Operations
 Before (Benefit)
 Provision for Income
 Taxes and Equity in
 Net Income of
 Unconsolidated
 Entities                 (11,471)      3,134     (11,105)      5,853
                       ----------- ----------- ----------- -----------

(Benefit) Provision
 for Income Taxes          (3,478)        219      (4,214)        694
                       ----------- ----------- ----------- -----------

Equity in Net Income
 of Unconsolidated
 Entities (Net of
 Applicable Taxes)          1,529       1,254       2,513       3,433
                       ----------- ----------- ----------- -----------

(Loss) Income from
 Continuing Operations     (6,464)      4,169      (4,378)      8,592
                       ----------- ----------- ----------- -----------

Loss from Discontinued
 Operations                     -        (196)          -        (526)
                       ----------- ----------- ----------- -----------

Net (Loss) Income      $   (6,464) $    3,973  $   (4,378) $    8,066
                       =========== =========== =========== ===========

Preferred Stock
 Dividends                    600         600       1,200       1,167
                       ----------- ----------- ----------- -----------

Net (Loss) Income
 Available to Common
 Stockholders          $   (7,064) $    3,373  $   (5,578) $    6,899
                       =========== =========== =========== ===========

Basic and Diluted
 Earnings Per Common
 Share:
    Net (Loss) Income
     Available to
     Common
     Stockholders
        Continuing
         Operations
                       $    (1.15) $     0.58  $    (0.91) $     1.22
        Discontinued
         Operations             -       (0.03)          -       (0.09)
                       ----------- ----------- ----------- -----------
                       $    (1.15) $     0.55  $    (0.91) $     1.13
                       =========== =========== =========== ===========

Weighted Average
 Shares of Common
 Stock Outstanding:
     Basic              6,119,176   6,082,887   6,112,832   6,082,887
     Diluted            6,119,176   6,100,091   6,112,832   6,105,999


     CONTACT: International Shipholding Corporation
              Erik F. Johnsen, 504-529-5461
              or
              Niels M. Johnsen, 212-943-4141